EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to a Registration Statement on Form F-4 of our report dated June 20, 2008, relating to the 2007 consolidated financial statements and the retrospective adjustments to the 2006 and 2005 financial statements of KT Corporation, which report expresses an unqualified opinion and includes explanatory paragraphs regarding, (1) the adjustments to the 2006 and 2005 consolidated financial statements to retrospectively apply the adoption of Korean Accounting Standards and reclassify certain accounts in prior periods to conform to current period’s presentation, and (2) regarding the translation of Korean won amounts into U.S. dollar amounts, and (3) information relating to the nature and effect of differences from accounting principles generally accepted in the United States of America, and our report dated June 20, 2008 relating to the effectiveness of KT Corporation’s internal control over financial reporting as of December 31, 2007, both appearing in the Annual Report on Form 20-F of KT corporation for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/    DELOITTE ANJIN LLC

Deloitte Anjin LLC

Seoul, Korea

February 17, 2009